Exhibit 10.1

TAX RECEIVABLE AGREEMENT

BY AND AMONG

GREENSKY, INC.,

GREENSKY HOLDINGS, LLC,

GREENSKY, LLC,

and

THE UNDERSIGNED BENEFICIARIES,

Dated as of May 23, 2018

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Table of Contents
(continued)

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TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (as it may be amended, restated, supplemented and/or otherwise modified from time to time, this “Agreement”), dated as of May 23, 2018, is hereby entered into by and among GreenSky, Inc. a Delaware corporation (“Parent”), GreenSky Holdings, LLC, a Georgia limited liability company (the “Company”), GreenSky, LLC, a Georgia limited liability company (“GSLLC”), the Blocker Corporation Owners (as hereinafter defined), and each Person that is listed on Exhibit A hereto as one of the Sellers (other than the Blocker Corporations), (each such Person listed on Exhibit A hereto, a “Beneficiary”, collectively, the “Beneficiaries”). Each of Parent, the Company, GSLLC, the Blocker Corporation Owners, and each Beneficiary is referred to as a “TRA Party” and, collectively, as the “TRA Parties”. All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Registration Statement or the Form S-1, which includes a Prospectus, filed by Parent on April 27, 2018, as amended, with the Securities and Exchange Commission (Registration No. 333-224505) (the “Prospectus”).

RECITALS

WHEREAS, as of May 23, 2018, Parent, the Company, GSLLC, the Sellers, the Blocker Corporations, the Blocker Corporation Owners, and certain other parties engaged in and completed the Reorganization Transactions;

WHEREAS, in connection with the Reorganization Transactions, the Company Units were recapitalized and the membership interests of the Company consist of a single class of common units (“Company Common Units”);

WHEREAS, immediately following the Reorganization Transactions the Company is treated as a partnership for U.S. federal income tax purposes;

WHEREAS, immediately following the Reorganization Transactions GSLLC is treated as an entity that is disregarded as separate from its owner (the Company) for U.S. federal income tax purposes;

WHEREAS, the Sellers include members of the Company (other than the Blocker Corporations) and, together with the Blocker Corporations, immediately prior to the Reorganization Transactions, hold Class A Units, Class B Units and Class C Units of the Company (the “Company Units”, and such members, the “Company Members”);

WHEREAS, in connection with the Offering pursuant to the Prospectus and after the Reorganization Transactions, Parent purchased approximately 27.8% of the Common Company Units from the Sellers (the “Sale”) and various other actions occurred;

WHEREAS, as a result of the Reorganization Transactions, Parent’s acquisition of Company Common Units and certain other transactions entered into in connection therewith, (i) Parent will be the managing member of the Company, (ii) Parent will directly and indirectly own Company Common Units, and (iii) the Sellers, Blocker Corporations, Profits Interest Holders, and Warrant Holders will own the remaining issued and outstanding Company Common Units;

WHEREAS, pursuant to the Reorganization Transactions and the Exchange Agreement, the Company Common Units and Parent Class B Common Stock held by Sellers (other than Blocker Corporations), Profits Interest Holders, and Warrant Holders are exchangeable for Parent Class A Common Stock or cash in the manner set forth in the Exchange Agreement;

WHEREAS, the Blocker Corporations owned the rights to the Inherited Tax Attributes (as hereinafter defined) immediately prior to the Blocker Mergers;

WHEREAS, each Blocker Merger is intended to qualify as a reorganization within the meaning of Section 368 of the Code;

WHEREAS, for U.S. federal income tax purposes, it is intended that (a) the Sale shall give rise to Basis Adjustments (as defined below) (other than with respect to the Blocker Corporations) and generally shall be treated as a transfer of Company Common Units by each applicable Beneficiary to Parent and (b) the exchange of Company Common Units pursuant to the Exchange Agreement generally shall be treated as a sale by the Beneficiaries and as a purchase by Parent of Company Common Units, in each case described in Section 741 of the Code (including, for the avoidance of doubt, a disguised sale of the Company Common Units pursuant to Section 707(a)(2)(B) of the Code);

WHEREAS, the Company and each of its direct or indirect Subsidiaries (that is owned through a chain of pass-through entities) that is treated as a partnership for U.S. federal income tax purposes (collectively, the “Company Group”) will have in effect an election under Section 754 of the Code for the year of the Sale and for each Taxable Year in which an Exchange occurs;

WHEREAS, the Sale resulted in, and any Exchange (and the receipt of certain payments under this Agreement) may result in (i) an increase in Parent’s proportionate share of the existing tax basis of the assets owned by the Company Group and (ii) an adjustment in the tax basis of the assets of the Company Group reflected in that proportionate share as of the date of the Sale or the Exchange (such time, the “Exchange Date”), with a consequent impact on the taxable income subsequently derived therefrom; and

WHEREAS, the Parties to this Agreement desire to provide for certain payments and make certain arrangements with respect to any tax benefits to be derived by Parent and its subsidiaries (including the Company and its subsidiaries, as applicable and without duplication (but, in each case, only with respect to Taxes imposed on the Company that are allocable to Parent or to members of the consolidated, combined, affiliated or unitary group of which Parent is the common parent) as the result of the Sale, the Blocker Merger, the Exchanges and the making of payments under this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties hereto agree as follows:

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ARTICLE I
DEFINITIONS

1.1 Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings.

“Actual Interest Amount” means the amount of any Extension Rate Interest calculated in respect of the Net Tax Benefit for a Taxable Year.

“Actual Tax Liability” means, with respect to any Taxable Year, the liability for Covered Taxes of Parent and its subsidiaries (including the Company and its subsidiaries, as applicable and without duplication (but, in each case, only with respect to Taxes imposed on the Company that are allocable to Parent or to members of the consolidated, combined, affiliated or unitary group of which Parent is the common parent) (a) appearing on Tax Returns of Parent for such Taxable Year and (b) if applicable, determined in accordance with a Determination (including interest imposed in respect thereof under applicable law).

“Advisory Firm” means an accounting firm that is nationally recognized as being expert in Covered Tax matters, selected by Parent.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means the Reference Rate plus 100 basis points.

“Agreement” is defined in the preamble to this Agreement.

“Amended Schedule” is defined in Section 2.6(b) of this Agreement.

“Arbitrators” is defined in Section 7.8(a) of this Agreement.

“Attributable” is defined in Section 3.1(b)(i) of this Agreement.

“Attribute Limitations” is defined in Section 2.4(a) of this Agreement.

“Audit Committee” means the audit committee of the Board.

“Basis Adjustment” means the increase or decrease to the tax basis of, or Parent’s share of the tax basis of, the Reference Assets (i) under Sections 734(b), 743(b), 754, and 755 (but, in each case, only to the extent that an Exchange or the Sale is treated as an event that gives rise to such adjustment) of the Code and, in each case, the comparable sections of U.S. state and local and foreign tax law (in situations where, following an Exchange, the Company remains in existence as an entity for Tax purposes) and (ii) under Sections 732 and 1012 of the Code and, in each case, the comparable sections of U.S. state and local and foreign tax law (in situations where, as a result of one or more Exchanges, the Company becomes an entity that is disregarded as separate from its owner for Tax purposes), in each case as a result of the Sale or any Exchange (and, without duplication, as a result of any basis adjustment to which Parent succeeds in

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connection with the Sale or an Exchange, including pursuant to Proposed Treasury Regulations Section 1.743-1(f)(2) and any subsequent similar guidance and comparable sections of U.S. state and local income and franchise tax law) and, in each case, any payments made under this Agreement. Notwithstanding any other provision of this Agreement, the amount of any Basis Adjustment resulting from an Exchange shall be determined without regard to any Pre-Exchange Transfer, and as if any such Pre-Exchange Transfer had not occurred.

“Basis Schedule” is defined in Section 2.3 of this Agreement.

“Beneficial Owner” means, with respect to any security, a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, with respect to such security and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security.

“Beneficiaries” is defined in the preamble to this Agreement.

“Beneficiary Advisory Firm” means an accounting firm that is nationally recognized as being expert in Covered Tax matters, selected by the Beneficiary Representative or the Significant Beneficiaries, as applicable; provided that such accounting firm shall be different from the accounting firm serving as the Advisory Firm.

“Beneficiary Representative” means G Benjamin, CPA PC.

“Blocker Owner Advisory Firm” means an accounting firm that is nationally recognized as being expert in Covered Tax matters, selected by the applicable Blocker Corporation Owner; provided that such accounting firm shall be different from the accounting firm serving as the Advisory Firm.

“Blocker Corporations” means Blocker One, Blocker Two, Blocker Three, Blocker Four, Blocker Five, Blocker Six, Blocker Seven, Blocker Eight, and Blocker Nine, collectively.

“Blocker Corporation Owners” means the owners of the Blocker Corporations immediately prior to the effectiveness of the transfer of the ownership interests to Parent by such owners, collectively.

“Blocker Merger” means the merger of each of the Blocker Corporations with and into a limited liability company subsidiary of Parent, with such subsidiary as the surviving entity, in accordance with a certain merger agreements dated May 22, 2018, by and between a subsidiary of Parent and the respective Blocker Corporations in exchange for Class A Common Stock of Parent and the rights to payments of additional consideration as described in this Agreement.

“Blocker Eight” means COF II Holding Fund AIV III US Inc.

“Blocker Five” means PIMCO BRAVO Fund II Offshore Feeder AIV XXXII LLC.

“Blocker Four” means TPG Georgia BL LLC, a Delaware limited liability company.

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“Blocker One” means Iconiq-G B Fund Blocker, Inc., a Delaware corporation.

“Blocker Nine” means COF II Holding Fund AIV III Lux Inc

“Blocker Seven” BRAVO III Holding Fund AIV IX Lux Inc.

“Blocker Six” means BRAVO III Holding Fund AIV IX US Inc.

“Blocker Three” means DST- GSky Investment Inc., a Delaware corporation.

“Blocker Two” means Iconiq G-B Series Coinvest Fund Blocker, Inc., a Delaware corporation.

“Board” means the Board of Directors of Parent.

“Business Day” means any day excluding Saturday, Sunday and any day on which commercial banks in the State of New York are authorized by law to close.

“Change of Control” means the occurrence of any of the following events:

(1) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) becomes the Beneficial Owner of securities of Parent representing more than fifty percent (50%) of the combined voting power of Parent’s then outstanding voting securities;

(2) the shareholders of Parent approve a plan of complete liquidation or dissolution of Parent or there is consummated an agreement or series of related agreements for the sale or other disposition, directly, or indirectly, by Parent of all or substantially all of Parent’s assets (including a sale of assets of the Company), other than such sale or other disposition by Parent of all or substantially all of Parent’s assets to an entity at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by shareholders of Parent in substantially the same proportions as their ownership of Parent immediately prior to such sale;

(3) there is consummated a merger or consolidation of Parent or any direct or indirect subsidiary of Parent (including the Company) with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the individuals constituting the Board immediately prior to the merger or consolidation do not constitute at least a majority of the Board surviving the merger or, if the surviving company is a subsidiary, the ultimate parent thereof, or (y) all of the Persons who were the respective Beneficial Owners of the voting securities of Parent immediately prior to such merger or consolidation do not Beneficially Own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation; or

(4) individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least two-thirds of the directors then comprising the Incumbent Board; provided, however, that any individual becoming a director

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subsequent to the date hereof whose election, or nomination for election by Parent’s shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board (or treated as such) shall be considered as though such individual was a member of the Incumbent Board (but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board).

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Class A Common Stock and Class B common stock of Parent immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in and voting control over, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of Parent immediately following such transaction or series of transactions.

“Class A Common Stock” means the Class A common stock, par value $0.01 per share, of GreenSky.

“Class A Member” means any Person who holds Class A Units or has become a substituted Class A Member pursuant to the Company LLC Agreement, and who has not ceased to be a Class A Member thereafter immediately prior to the Reorganization Transactions.

“Class A Units” means the Equity Securities of the Company designated as Class A Units pursuant to the Company LLC Agreement immediately prior to the Reorganization Transactions.

“Class B Common Stock” means the Class B common stock, par value $0.001 per share, of GreenSky.

“Class B Member” means any Person who holds Class B Units or has become a substituted Class B Member pursuant to the Company LLC Agreement, and who has not ceased to be a Class B Member thereafter immediately prior to the Reorganization Transactions.

“Class B Units” means the Equity Securities of the Company designated as Class B Units pursuant to the Company LLC Agreement immediately prior to the Reorganization Transactions.

“Class C Member” means any Person who holds Class C Units or has become a substituted Class C Member pursuant to the Company LLC Agreement, and who has not ceased to be a Class C Member thereafter immediately prior to the Reorganization Transactions.

“Class C Units” means the Equity Securities of the Company designated as Class C Units pursuant to the Company LLC Agreement immediately prior to the Reorganization Transactions.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and any successor Law thereto.

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“Company” is defined in the preamble to this Agreement.

“Company Common Units” is defined in the recitals to this Agreement.

“Company Holders” means the Blocker Corporations, Class A Members, Class B Members, Class C Members, Option Holders, Warrant Holders and Profits Interest Holders.

“Company LLC Agreement” means the Amended and Restated Operating Agreement of the Company, dated as of May 23, 2018, as such agreement may be further amended, restated, supplemented and/or otherwise modified from time to time.

“Company Members” is defined in the recitals to this Agreement.

“Company Unitholder” means each holder of one or more Company Common Units that may from time to time by a party to the Exchange Agreement.

“Company Units” is defined in the recitals to this Agreement.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Covered Tax” means any and all U.S. federal, state, local and foreign tax, assessment or similar charge that is based on or measured with respect to net income or profits, whether as an exclusive or an alternative basis (including for the avoidance of doubt, franchise taxes and transaction taxes imposed in lieu of income taxes), and any interest imposed in respect thereof under applicable law.

“Cumulative Net Realized Tax Benefit” means, for a Taxable Year, the cumulative amount of Realized Tax Benefits for all Taxable Years of Parent, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination.

“Default Rate” means the Reference Rate plus 500 basis points.

“Default Rate Interest” is defined in Section 3.1(b)(iv) of this Agreement.

“Depreciation” is defined in Section 3.1(b)(i) of this Agreement.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of U.S. state, local or foreign tax law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Covered Tax.

“Dispute” is defined in Section 7.8(a) of this Agreement.

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“Early Termination Effective Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Notice” is defined in Section 4.3 of this Agreement.

“Early Termination Payment” is defined in Section 4.4(b) of this Agreement.

“Early Termination Rate” means the Long-Term Treasury Rate in effect on the applicable date plus 300 basis points.

“Early Termination Reference Date” is defined in Section 4.3 of this Agreement.

“Early Termination Schedule” is defined in Section 4.3 of this Agreement.

“Equity Securities” means (a) capital stock, partnership or membership interests or units (whether general or limited), and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity or a right to control such entity, (b) subscriptions, calls, warrants, options, purchase rights or commitments of any kind or character relating to, or entitling any Person to acquire, any equity interest, (c) stock appreciation, phantom stock, equity participation or similar rights and (d) securities convertible into or exercisable or exchangeable for any equity interests.

“Exchange” means, with respect to any Beneficiary, an Exchange (as such term is defined in the Exchange Agreement) of Company Common Units owned by such Beneficiary, or any other direct or indirect acquisition by Parent or the Company from such Beneficiary of Company Common Units owned by such Beneficiary. The term “Exchanged” shall have correlative meaning.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor provisions thereto.

“Exchange Agreement” means that certain Exchange Agreement, dated as of the date hereof, by and among Parent, the Company, and Company Unitholders (including certain of the Beneficiaries), as such agreement may be amended, restated, supplemented and/or otherwise modified from time to time.

“Exchange Date” is defined in the preamble to this Agreement.

“Expert” is defined in Section 7.10 of this Agreement.

“Extension Rate Interest” means the interest calculated at the Agreed Rate from the due date (without extensions) for filing the U.S. federal income Tax Return of Parent for a Taxable Year until the date on which Parent makes a timely Tax Benefit Payment to the Beneficiary on or before a Final Payment Date as determined pursuant to Section 3.1(a), calculated in respect of the Net Tax Benefit (including previously accrued Imputed Interest) for such Taxable Year. In the case of a Tax Benefit Payment made in respect of an Amended Schedule, the Extension Rate Interest means the interest calculated at the Agreed Rate from the date of such Amended

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Schedule becoming final in accordance with Section 2.6(b) until the Final Payment Date as determined pursuant to Section 3.1(a).

“Final Payment Date” means any date on which a payment is required to be made pursuant to this Agreement. For the avoidance of doubt, a Final Payment Date in respect of a Tax Benefit Payment is determined pursuant to Section 3.1(a) of this Agreement.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the liability of Parent and its subsidiaries (including the Company and its subsidiaries, as applicable and without duplication (but, in each case, only with respect to Taxes imposed on the Company that are allocable to Parent or to members of the consolidated, combined, affiliated or unitary group of which Parent is the common parent) that would arise in respect of Covered Taxes, using the same methods, elections, conventions and similar practices used on the actual relevant Tax Returns of Parent but (i) calculating depreciation, amortization, or other similar deductions, or otherwise calculating any items of income, gain, or loss, using the Non-Adjusted Tax Basis as reflected on the Basis Schedule, including amendments thereto for such Taxable Year, (ii) excluding any deduction attributable to (a) Imputed Interest for such Taxable Year and (b) any Extension Rate Interest paid or accrued for such Taxable Year, and (iii) excluding any deductions or other offsets arising from the use of the Inherited Tax Attributes. For the avoidance of doubt, the Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any tax item (or portions thereof) that is attributable to any of the items described in clauses (i), (ii), and (iii) of the previous sentence. If all or a portion of the liability for Covered Taxes for the Taxable Year arises as a result of an audit or similar proceeding by a Taxing Authority of such Taxable Year, such liability shall not be included in determining the Hypothetical Tax Liability unless and until there has been a Determination.

“Imputed Interest” is defined in Section 3.1(b)(iii) of this Agreement.

“Independent Directors” means the members of the Board who are “independent” under the standards set forth in Rule 10A-3 promulgated under the U.S. Securities Exchange Act of 1933, as amended, and the corresponding rules of the principal exchange, if any, on which the Class A Common Stock is traded or quoted.

“Inherited Tax Attributes” is defined in Section 2.4(a) of this Agreement.

“Inherited Tax Attribute Schedule” is defined in Section 2.4(b) of this Agreement.

“IRS” means the U.S. Internal Revenue Service.

“Joinder” means a joinder to this Agreement, in form and substance substantially similar to Exhibit B to this Agreement.

“Joinder Requirement” is defined in Section 7.6(a) of this Agreement.

“LIBOR” means during any period, a rate per annum equal to the ICE LIBOR rate for a period of one month (“ICE LIBOR”), as published on the applicable Reuters screen page (such page currently being the LIBOR01 page) (or such other commercially available source providing

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quotations of ICE LIBOR as may be designated by Parent from time to time) for deposits with a term equivalent to such period in dollars, determined as of approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such period, for dollar deposits (for delivery on the first day of such period).

“Long-Term Treasury Rate” means the Long-Term Composite Rate, which is the unweighted average of bid yields on all outstanding fixed-coupon bonds neither due nor callable in less than 10 years, as published by the U.S. Department of the Treasury or by any other publicly available source of such market rate.

“Market Value” means the “Value,” as defined in the Exchange Agreement.

“Maximum Rate” is defined in Section 7.17 of this Agreement.

“Net Tax Benefit” is defined in Section 3.1(b)(ii) of this Agreement.

“Non-Adjusted Tax Basis” means, for purposes of this Agreement, with respect to any Reference Asset at any time, the amount of tax basis that such asset would have had at such time if no Basis Adjustment had been made.

“Objection Notice” is defined in Section 2.6(a)(i) of this Agreement.

“Outstanding Class A Stock” means the aggregate number of shares of Parent Class A Common Stock issued and outstanding immediately prior to the Blocker Merger.

“Parent” is defined in the preamble to this Agreement.

“Parent Class A Common Stock” means Class A Common Stock of Parent, par value $0.01 per share.

“Parent Class B Common Stock” means Class B Common Stock of Parent, par value $0.001 per share.

“Parent Letter” means a letter prepared by Parent in connection with the performance of its obligations under this Agreement, which states that the relevant Schedules, notices or other information to be provided by Parent to the Beneficiaries, along with all supporting schedules and work papers, were prepared in a manner that is consistent with the terms of this Agreement and, to the extent not expressly provided in this Agreement, on a reasonable basis in light of the facts and law in existence on the date such Schedules, notices or other information were delivered by Parent to the Beneficiaries.

“Parties” means the parties named on the signature pages to this agreement and each additional party that satisfies the Joinder Requirement, in each case with their respective successors and assigns.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

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“Pre-Exchange Transfer” means any transfer of one or more Company Common Units (including upon the death of a Beneficiary or upon the issuance of Company Common Units resulting from the exercise of an option to acquire such Company Common Units) (i) that occurs prior to an Exchange of such Company Common Units and (ii) to which Section 743(b) of the Code applies.

“Profits Interest” means outstanding awards of profits interests in the Company.

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability for such Taxable Year, provided, however, that for any Taxable Year in which (i) the Hypothetical Tax Liability is a negative number, the Realized Tax Benefit for such Taxable Year shall be zero, and (ii) if the Actual Tax Liability is a negative number, and the Hypothetical Tax Liability is a positive number, the Actual Tax Liability shall be deemed to equal zero for purposes of calculating the amount of the Realized Tax Benefit. If all or a portion of the Actual Tax Liability for such Taxable Year arises as a result of an audit or similar proceeding by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination with respect to such Actual Tax Liability.

“Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability for such Taxable Year; provided, however, that for any Taxable Year in which (i) the Actual Tax liability is a negative number, the Realized Tax Detriment for such Taxable Year shall be zero and (ii) if the Hypothetical Tax Liability is a negative number, and the Actual Tax Liability is a positive number, the Hypothetical Tax Liability shall be deemed to equal zero for purposes of calculating the amount of the Realized Tax Detriment for such Taxable Year. If all or a portion of the Actual Tax Liability for such Taxable Year arises as a result of an audit or similar proceeding by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination with respect to such Actual Tax Liability.

“Reconciliation Dispute” is defined in Section 7.10 of this Agreement.

“Reconciliation Procedures” is defined in Section 2.6 of this Agreement.

“Reference Asset” means any asset of the Company or any of its successors or assigns, whether held directly by the Company or indirectly by the Company through a member of the Company Group, at the time of the Sale or an Exchange. A Reference Asset also includes any asset the tax basis of which is determined, in whole or in part, by reference to the tax basis of an asset that is described in the preceding sentence, including “substituted basis property” within the meaning of Section 7701(a)(42) of the Code. Notwithstanding the foregoing, “Reference Asset” shall only include real property and other tangible and intangible property eligible for cost recovery pursuant to Sections 167, 168, or 197 of the Code.

“Reference Rate” means the Reference Rate Base plus the Reference Rate Spread.

“Reference Rate Base” means LIBOR during any period for which such rate is published in accordance with the definition thereof. If LIBOR ceases to be published in accordance with

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the definition thereof, the Company and the Beneficiary Representative shall work together in good faith to select a new Reference Rate with similar characteristics.

“Reference Rate Spread” means 0 basis points during any period for which LIBOR is published in accordance with the definition thereof. If LIBOR ceases to be published in accordance with the definition thereof, the Company and the Beneficiary Representative shall work together in good faith to select a new Reference Rate Spread, such that the Reference Rate is not materially changed (and in no event by more than 25 basis points) as a result of the selection of a new Reference Rate Base at the time of such selection.

“Reorganization Agreement” means that certain Reorganization Agreement, dated May 23, 2018, by and between Parent, the Company and the other parties named therein.

“Reorganization Transactions” shall have the meaning ascribed to it in the Reorganization Agreement.

“Sale” is defined in the preamble to this Agreement. The term “Sold” shall have correlative meaning.

“Schedule” means any of the following: (i) a Basis Schedule, (ii) a Tax Benefit Schedule, or (iii) the Early Termination Schedule, and, in each case, any amendments thereto.

“Sellers” means, all of the members of the Company (other than the Blocker Corporations).

“Senior Obligations” is defined in Section 5.1 of this Agreement.

“Share Schedule” means the sharing percentage included on Exhibit A.

“Significant Beneficiary” means Financial Technology Investors, LLC, Founders Technology Investors, LLC, GS Investment Holdings, LLC and an Institutional Member (as such term is defined in the Company LLC Agreement).

“Subsidiary” means, with respect to any Person and as of any determination date, any other Person as to which such first Person (i) owns, directly or indirectly, or otherwise controls, more than 50% of the voting power or other similar interests of such other Person or (ii) is the sole general partner interest, or managing member or similar interest, of such Person.

“Subsidiary Stock” means any stock or other equity interest in any subsidiary entity of Parent that is treated as a corporation for U.S. federal income tax purposes.

“Tax Benefit Payment” is defined in Section 3.1(b) of this Agreement.

“Tax Benefit Schedule” is defined in Section 2.5(a) of this Agreement.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to taxes (including any attached schedules), including any information return, claim for refund, amended return and declaration of estimated tax.

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“Taxable Year” means a taxable year of Parent as defined in Section 441(b) of the Code or comparable section of U.S. state or local or foreign tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made), ending on or after the closing date of the initial offering pursuant to the Prospectus.

“Taxing Authority” shall mean any domestic, foreign, national, federal, state, county, municipal, or local government, or any subdivision, agency, commission or authority thereof, or any quasi-governmental body, or any other authority of any kind, exercising regulatory or other authority in relation to tax matters.

“Termination Objection Notice” is defined in Section 4.3 of this Agreement.

“Treasury Regulations” means the final, temporary, and (to the extent they can be relied upon) proposed regulations under the Code, as promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Two-Thirds Beneficiary and Blocker Approval” means written approval by the Beneficiaries and Blocker Corporation Owners whose rights under this Agreement are attributable to at least two-thirds (2/3) of the Company Common Units outstanding (and not held by Parent) immediately after completion of the Reorganization Transactions (as appropriately adjusted for any subsequent changes to the number of outstanding Company Common Units). For purposes of this definition, a Beneficiary’s and a Blocker Corporation Owner’s rights under this Agreement shall be attributed to Company Common Units as of the time of a determination of Two-Thirds Beneficiary and Blocker Approval. For the avoidance of doubt, with respect to the Beneficiaries, (i) an Exchanged or Sold Company Common Unit shall be attributed only to the Beneficiary entitled to receive Tax Benefit Payments with respect to such Exchanged or Sold Company Common Unit (i.e., the Exchangor or the assignee of its rights hereunder) and (ii) an outstanding Company Common Unit that has not yet been Exchanged or Sold shall be attributed only to the Beneficiary entitled to receive Tax Benefit Payments upon the Exchange of such Unit (i.e., the member of the Company or the assignee of its rights hereunder).

“U.S.” means the United States of America.

“Valuation Assumptions” shall mean, as of an Early Termination Effective Date, the assumptions that:

(1) in each Taxable Year ending on or after such Early Termination Effective Date, Parent will have taxable income sufficient to fully use the deductions arising from the amount of available Inherited Tax Attributes (subject to any Attribute Limitations), Basis Adjustments and the Imputed Interest during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, Basis Adjustments and Imputed Interest that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions) in which such deductions would become available;

(2) the U.S. federal, state, local, and foreign income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the

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Code and other law as in effect on the Early Termination Effective Date, except to the extent any change to such tax rates for such Taxable Year has already been enacted into law;

(3) any loss carryovers from a prior year generated by any Basis Adjustment, Imputed Interest (including such Basis Adjustment and Imputed Interest generated as a result of payments under this Agreement), or use of the Inherited Tax Attributes (subject to any Attribute Limitations) and available as of the date of the Early Termination Schedule will be deemed used by Parent on a pro rata basis from the date of the Early Termination Schedule through the scheduled expiration date of such loss carryovers or, if such carryforwards do not have an expiration date, over the 15-year period after such carryforwards were generated;

(4) any non-amortizable assets to which there has been a Basis Adjustment as a result of the Sale or an Exchange (other than any corporate stock, including Subsidiary Stock) will be disposed of on the earlier of (i) the fifteenth anniversary of the applicable Basis Adjustment and (ii) the Early Termination Effective Date for an amount sufficient to fully use the Basis Adjustments with respect to such assets, and any short-term investments (as defined by GAAP) will be disposed of twelve (12) months following the Early Termination Effective Date; provided that in the event of a Change of Control which includes a taxable sale of any relevant asset, such asset shall be deemed disposed of at the time of the Change of Control (if earlier than such fifteenth anniversary or twelve (12) month period);

(5) any Subsidiary Stock will be deemed never to be disposed of;

(6) if, on the Early Termination Effective Date, any Beneficiary has Company Common Units that have not been Exchanged, then such Company Common Units shall be deemed to be Exchanged for the Market Value of the shares of Class A Common Stock that would be received by such Beneficiary if such Company Common Units had been Exchanged on the Early Termination Effective Date, and such Beneficiary shall be deemed to receive the amount of cash such Beneficiary would have been entitled to pursuant to Section 4.4(a) had such Company Common Units actually been Exchanged on the Early Termination Effective Date; and

(7) any payment obligations pursuant to this Agreement will be satisfied on the date that any Tax Return to which such payment obligation relates is required to be filed excluding any extensions.

“Warrants” means issued and outstanding warrants to purchase Class A Units.

1.2 Rules of Construction. Unless otherwise specified herein:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) For purposes of interpretation of this Agreement:

(i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision thereof.

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(ii) References in this Agreement to a Schedule, Article, Section, clause or sub-clause refer to the appropriate Schedule to, or Article, Section, clause or subclause in, this Agreement.

(iii) References in this Agreement to dollars or “$” refer to the lawful currency of the United States of America.

(iv) The term “including” is by way of example and not limitation.

(v) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Unless otherwise expressly provided herein, (a) references to organization documents (including the Company LLC Agreement), agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted hereby; and (b) references to any law (including the Code and the Treasury Regulations) shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

ARTICLE II
DETERMINATION OF CUMULATIVE REALIZED TAX BENEFIT

2.1 Basis Adjustments. The Parties acknowledge and agree that for all tax reporting purposes (A) the Sale and each Exchange shall be treated as a transfer or sale, respectively, of Company Common Units by the applicable Beneficiary to Parent and (B) the Sale and each Exchange will give rise to a Basis Adjustment. The Basis Adjustment with respect to a Reference Asset (or applicable portions thereof, where the Basis Adjustment exceeds the basis adjustment under Section 732 or 743(b) of the Code) shall be recovered over the applicable period under applicable Law. Basis Adjustments reflecting Parent’s increased share of the Non-Adjusted Tax Basis in a Reference Asset shall be determined as of the Exchange Date and shall not be adjusted as a result of future changes to Parent’s ownership percentage in the Company. The Parties acknowledge and agree that (x) all payments to a Beneficiary with respect to the Sale or an Exchange pursuant to this Agreement (other than amounts treated as interest under the Code) will be treated as subsequent upward purchase price adjustments that have the effect of creating additional Basis Adjustments in respect of such Beneficiary in the year of payment and (y) as a result, such additional Basis Adjustments in respect of such Beneficiary will be incorporated into the current year calculation and into future year calculations, as appropriate under applicable law. For the avoidance of doubt, for U.S. federal income tax purposes, (A) payments made under this Agreement shall not be treated as resulting in a Basis Adjustment or as additional consideration described as “other property” in section 356 of the Code in each case to the extent

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such payments are treated as Imputed Interest or are Actual Interest Amounts and (B) payments made to a Blocker Corporation Owner under this Agreement shall be treated as additional consideration described as “other property” within the meaning of Section 356 of the Code pursuant to the applicable Blocker Merger.

2.2 The Company Section 754 Election. In its capacity as the sole managing member of the Company, Parent will ensure that, on and after the date hereof and continuing throughout the term of this Agreement, the Company and each of its direct and indirect Subsidiaries (that is owned through a chain of pass-through entities) that is treated as a partnership for U.S. federal income tax purposes will have in effect an election under Section 754 of the Code (and under any similar provisions of applicable U.S. state or local law) for each Taxable Year.

2.3 Exchange Basis Schedule. Within ninety (90) calendar days after the filing of the U.S. federal income Tax Return of Parent for each relevant Taxable Year, Parent shall deliver to the Beneficiary Representative, for the benefit of each Beneficiary, a schedule (the “Basis Schedule”) that shows, in reasonable detail as necessary in order to understand the calculations performed under this Agreement: (a) the Non-Adjusted Tax Basis of the Reference Assets as of each applicable Exchange Date; (b) the Basis Adjustments with respect to the Reference Assets as a result of the Sale (if effected in such Taxable Year) or the relevant Exchanges effected in such Taxable Year, calculated solely with respect to Exchanges or the portion of the Sale effected by the applicable Beneficiary; (c) the period (or periods) over which the Reference Assets are amortizable and/or depreciable; and (d) the period (or periods) over which each Basis Adjustment described in clause (b) is amortizable and/or depreciable. The Basis Schedule will become final and binding on the Parties pursuant to the procedures set forth in Section 2.6(a) and may be amended by the Parties pursuant to the procedures set forth in Section 2.6(b).

2.4 Inherited Tax Attributes.

(a) Consequences of the Blocker Merger. The parties hereto further acknowledge that the Blocker Corporations may have certain tax attributes at the time of such Blocker Merger to which Parent could inherit in the Blocker Merger under the Code or similar provisions of U.S. federal, state or local and foreign tax law arising from basis adjustments pursuant to Section 743 of the Code and the regulations thereunder. For this purpose, the term “Inherited Tax Attributes” with respect to a Blocker Corporation shall refer to the items of loss or deduction that will arise to the Blocker Corporation or its successor as a result of certain transactions that occurred prior to the IPO which increased the adjusted basis of property of the Company (or its predecessor) with respect to the Blocker Corporation (or its predecessor) pursuant to Sections 743(b), 755, 732, or 1012 of the Code; provided that such items will not constitute an Inherited Tax Attribute until such time as such items are available to be claimed as a loss or deduction for U.S. federal income tax purposes. The parties further acknowledge that, in the event that the Blocker Merger is effected, the Parent’s ability to utilize an Inherited Tax Attribute to offset its taxable income or to reduce its Tax payments may be limited under Sections 382, 383 and 384 of the Code or similar provisions of U.S. federal, state or local and foreign tax law (the “Attribute Limitations”).

(b) Inherited Tax Attribute Schedule Generally. Within 90 calendar days after filing its U.S. federal income Tax Return for the year in which the Blocker Merger occurred,

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Parent shall deliver to each Blocker Corporation Owner, a schedule (each, an “Inherited Tax Attribute Schedule”) that shows, in reasonable detail, for U.S. federal income tax purposes, (i) the amount of each Inherited Tax Attribute with respect to the relevant Blocker Corporation, separately stated to the extent relevant, (ii) the amount of each Attribute Limitation for the Blocker Corporation Owner, if any, separately stated to the extent relevant, and (iii) the amount of any “net unrealized built-in gain” or “net unrealized built-in loss” as defined in Section 382(h)(3) of the Code for the relevant Blocker Corporation. At the time Parent delivers the Inherited Tax Attribute Schedule to the Blocker Corporation Owner, it shall (x) deliver to the Blocker Corporation Owner supporting schedules and work papers, as determined by the Parent or requested by the Blocker Corporation Owner, that provide a reasonable level of detail regarding the data and calculations that were relevant for purposes of preparing the Inherited Tax Attribute Schedule and a letter from the Advisory Firm supporting such Inherited Tax Attribute Schedule and (y) allow the Blocker Corporation Owner reasonable access to the appropriate representatives at Parent, the Company, and the Advisory Firm in connection with its review of such schedule. Each Inherited Tax Attribute Schedule shall become final and binding on the parties unless the Blocker Corporation Owner, within thirty (30) calendar days after receiving its respective Inherited Tax Attribute Schedule, provides Parent with notice of a material objection to such Inherited Tax Attribute Schedule made in good faith and in reasonable detail. If Parent and Blocker Corporation Owner, negotiating in good faith, are unable to successfully resolve the issues raised in such notice within sixty (60) calendar days after such notice was delivered to Parent, Parent and Blocker Corporation Owner shall employ the Reconciliation Procedures.

(c) Amendments to Inherited Tax Attribute Schedule. Each Inherited Tax Attribute Schedule may be amended from time to time by Parent (i) in connection with a Determination, (ii) to correct inaccuracies to the original Inherited Tax Attribute Schedule identified after the date of the Blocker Merger as a result of the receipt of additional information or (iii) to comply with the expert’s determination under the Reconciliation Procedures. At the time Parent delivers such amended Inherited Tax Attribute Schedule to Blocker Corporation Owner, it shall (x) deliver to the Blocker Corporation Owner schedules and work papers providing reasonable detail regarding the preparation of the relevant amended Inherited Tax Attribute Schedule and a letter from the Advisory Firm supporting such amended Inherited Tax Attribute Schedule and (y) allow the Blocker Corporation Owner reasonable access to the appropriate representatives at Parent, the Company, and the Advisory Firm in connection with its review of such schedule. Parent shall provide an Amended Schedule to the Blocker Corporation Owner within sixty (60) calendar days of the occurrence of an event referenced in clauses (i) through (iii) of the first sentence of this Section 2.4(c). Each amended Inherited Tax Attribute Schedule shall become final and binding on the parties unless the Blocker Corporation Owner, within thirty (30) calendar days after receiving such amended Inherited Tax Attribute Schedule, provides Parent with notice of a material objection to such amended Inherited Tax Attribute Schedule made in good faith and in reasonable detail. If Parent and Blocker Corporation Owner, negotiating in good faith, are unable to successfully resolve the issues raised in such notice within thirty (30) calendar days after such notice was delivered to Parent, Parent and the Blocker Corporation Owner shall employ the Reconciliation Procedures.

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2.5 Tax Benefit Schedule.

(a) Tax Benefit Schedule. Within ninety (90) calendar days after the filing of the U.S. federal income Tax Return of Parent for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment, Parent shall provide to the Beneficiary Representative and each Blocker Corporation Owner a schedule showing, in reasonable detail, the calculation of the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year (a “Tax Benefit Schedule”) with respect to each Beneficiary and each Blocker Corporation Owner (which shall be prepared consistent with the Share Schedule included on Exhibit A). The Tax Benefit Schedules will become final and binding on the Parties pursuant to the procedures set forth in Section 2.6(a), and may be amended by the Parties pursuant to the procedures set forth in Section 2.6(b).

(b) Applicable Principles. Subject to the provisions of this Agreement, the Realized Tax Benefit or Realized Tax Detriment for each Taxable Year is intended to measure the decrease or increase in the Actual Tax Liability of Parent for such Taxable Year attributable to the Basis Adjustments, Imputed Interest and Extension Rate Interest, and the Inherited Tax Attributes as determined using a “with and without” methodology described in Section 2.6(a). For the avoidance of doubt, the actual Covered Tax liability will take into account the deduction of the portion of the Tax Benefit Payment that must be accounted for as Imputed Interest under the Code based upon the characterization of the Tax Benefit Payment as additional consideration payable by the Company for the Company Common Units acquired in the Sale or an Exchange, or payable by Parent for the assets acquired pursuant to the Blocker Merger, as the case may be. Carryovers or carrybacks of any tax item attributable to any Basis Adjustment, Imputed Interest or Extension Rate Interest or the Inherited Tax Attributes shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of U.S. state and local and foreign tax law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any Covered Tax item includes a portion that is attributable to the Basis Adjustment, Imputed Interest, or the Inherited Tax Attributes and another portion that is not, such portions shall be considered to be used in the order determined using such “with and without” methodology. The Parties agree that all Tax Benefit Payments attributable to the Sale or an Exchange will be treated as subsequent upward purchase price adjustments that give rise to further Basis Adjustments for Parent beginning in the Taxable Year of payment, and as a result, such additional Basis Adjustments will be incorporated into such Taxable Year continuing for future Taxable Years until any incremental Basis Adjustment benefits with respect to a Tax Benefit Payment equals a de minimis amount. For the avoidance of doubt, the treatment of Tax Benefit Payments pursuant to the preceding sentence shall not apply to Tax Benefit Payments attributable to the Blocker Corporation Owner.

2.6 Procedures; Amendments.

(a) Procedures. Each time Parent delivers an applicable Schedule to the Beneficiary Representative or a Blocker Corporation Owner under this Agreement, including any Amended Schedule delivered pursuant to Section 2.6(b), but excluding any Early Termination Schedule or amended Early Termination Schedule delivered pursuant to the procedures set forth in Section 4.2, Parent shall also: (x) deliver supporting schedules and work papers, as determined by Parent or as reasonably requested by the Beneficiary Representative or Blocker Corporation

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Owner, that provide a reasonable level of detail regarding the data and calculations that were relevant for purposes of preparing the Schedule; (y) deliver a Parent Letter supporting such Schedule; and (z) allow the Beneficiary Representative and Blocker Corporation Owner and their respective advisors to have reasonable access at no cost to the appropriate representatives, as determined by Parent or as reasonably requested by the Beneficiary Representative or Blocker Corporation Owner, at Parent and the Advisory Firm in connection with a review of such Schedule. Without limiting the generality of the preceding sentence, Parent shall ensure that any Tax Benefit Schedule that is delivered to the Beneficiary Representative or Blocker Corporation Owners, along with any supporting schedules and work papers, provides a reasonably detailed presentation of the calculation of the Actual Tax Liability of Parent for the relevant Taxable Year (the “with” calculation) and the Hypothetical Tax Liability of Parent for such Taxable Year (the “without” calculation), and identifies any material assumptions or operating procedures or principles that were used for purposes of such calculations. An applicable Schedule or amendment thereto shall become final and binding on the Parties thirty (30) calendar days from the date on which the Beneficiary Representative and the Blocker Corporation Owner first received the applicable Schedule or amendment thereto unless:

(i) the Beneficiary Representative or any Blocker Corporation Owner within thirty (30) calendar days after receiving the applicable Schedule or amendment thereto, provides Parent with (A) written notice of a material objection to such Schedule that is made in good faith and in reasonable detail (an “Objection Notice”); or

(ii) the Beneficiary Representative and each of the Blocker Corporation Owners provide a written waiver of its right to deliver an Objection Notice within the time period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date the waivers from the Beneficiary Representative and Blocker Corporation Owners are received by Parent.

In the event that Beneficiary Representative or a Blocker Corporation Owner timely delivers an Objection Notice pursuant to clause (i) above, and if the Parties, for any reason, are unable to successfully resolve the issues raised in the Objection Notice within thirty (30) calendar days after receipt by Parent of the Objection Notice, Parent and the Beneficiary Representative and Blocker Corporation Owners shall employ the reconciliation procedures as described in Section 7.10 of this Agreement (the “Reconciliation Procedures”).

(b) Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by Parent: (i) in connection with a Determination affecting such Schedule; (ii) to correct inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was originally provided to the Beneficiary Representative and Blocker Corporation Owners; (iii) to comply with an Expert’s determination under the Reconciliation Procedures applicable to this Agreement; (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other Tax item to such Taxable Year; (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year; or (vi) to adjust a Basis Schedule to take into account any Tax Benefit Payments made pursuant to this

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Agreement (any such Schedule, an “Amended Schedule”). Parent shall provide an Amended Schedule to the Beneficiary Representative and Blocker Corporation Owners within sixty (60) calendar days of the occurrence of an event referenced in clauses (i) through (vi) of the immediately preceding sentence, and any such Amended Schedule shall be subject to approval procedures similar to those described in Section 2.6(a). For the avoidance of doubt, if a Schedule is amended after such Schedule becomes final pursuant to Section 2.6(a), the Amended Schedule shall not be taken into account in calculating any Tax Benefit Payment in the Taxable Year to which such amendment relates but instead shall be taken into account in calculating the Cumulative Net Realized Tax Benefit for the Taxable Year in which the amendment is executed.

2.7 Significant Beneficiaries. For the purposes of Sections 2.3, 2.5 and 2.6 of this Agreement, a Significant Beneficiary shall have the same procedural rights and obligations as the Beneficiary Representative and Parent shall have the same procedural duties and obligations to a Significant Beneficiary as it does to the Beneficiary Representative.

ARTICLE III
TAX BENEFIT PAYMENTS

3.1 Payments.

(a) Timing of Payments. Subject to Sections 3.2 and 3.3, within five (5) Business Days following the date on which each Tax Benefit Schedule that is required to be delivered by Parent to the Beneficiaries pursuant to Section 2.5(a) of this Agreement becomes final in accordance with Section 2.6(a) of this Agreement (such date, a “Final Payment Date” in respect of any applicable Tax Benefit Payment), unless required pursuant to the last sentence of this Section 3.1(a), Parent shall pay to each relevant Beneficiary the Tax Benefit Payment as determined pursuant to Section 3.1(b). Subject to Sections 3.2 and 3.3, within five (5) Business Days following the date on which each Inherited Tax Attribute Schedule that is required to be delivered by Parent to the Blocker Corporation Owner pursuant to Section 2.4(b) and Section 2.4(c) of this Agreement becomes final in accordance with Section 2.4(b) or Section 2.4(c) of this Agreement, as applicable (such date, a “Final Payment Date” in respect of any applicable Tax Benefit Payment), unless required pursuant to the last sentence of this Section 3.1(a), Parent shall pay to each relevant Blocker Corporation Owner the Tax Benefit Payment as determined pursuant to Section 3.1(b). Each Tax Benefit Payment made pursuant to this Section 3.1(a) shall be made by wire transfer of immediately available funds to the bank account previously designated by such Beneficiary or Blocker Corporation Owner, as the case may be, or as otherwise agreed by Parent and such Beneficiary or Blocker Corporation Owner, as the case may be. For the avoidance of doubt, neither the Beneficiaries nor the Blocker Corporation Owners shall be required under any circumstances to return any portion of any Tax Benefit Payment previously paid by Parent to the Beneficiaries or Blocker Corporation Owners, as the case may be (including any portion of any Early Termination Payment).

(b) Amount of Payments. For purposes of this Agreement, a “Tax Benefit Payment” with respect to any (i) Beneficiary means an amount, not less than zero, equal to the sum of: (A) the Net Tax Benefit that is Attributable to such Beneficiary and (B) the Actual Interest Amount in respect of such portion of Net Tax Benefit and (ii) Blocker Corporation Owner means an amount, not less than zero, equal to the sum of A) the Net Tax Benefit that is

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Attributable to such Blocker Corporation Owner in accordance with Section 3.1(b)(i)(B) hereof and (B) the Actual Interest Amount in respect of such portion of Net Tax Benefit.

(i) Attributable. The portion of any Net Tax Benefit of Parent that is “Attributable” to any Beneficiary shall be determined by reference to the assets from which arise the depreciation, amortization or other similar deductions for recovery of cost or basis (“Depreciation”) and the Inherited Tax Attributes, and the Imputed Interest that produce the Realized Tax Benefit, under the following principles:

(A) Any Realized Tax Benefit arising from a deduction to Parent with respect to a Taxable Year for Depreciation arising in respect of a Basis Adjustment to a Reference Asset is Attributable to a Beneficiary to the extent that the ratio of all Depreciation for the Taxable Year in respect of Basis Adjustments resulting from the portion of the Sale and from all Exchanges effected by such Beneficiary bears to the aggregate of all Depreciation for the Taxable Year in respect of Basis Adjustments resulting from all Exchanges by all Beneficiaries.

(B) Any Realized Tax Benefit arising from the use of an Inherited Tax Attribute of a Blocker Corporation is Attributable to a Blocker Corporation Owner of such Blocker Corporation in proportion to such Blocker Corporation Owners’ ownership percentage reflected on Exhibit A.

(C) Any Realized Tax Benefit arising from a deduction to the Corporation with respect to a Taxable Year in respect of Imputed Interest is Attributable to a Beneficiary that is required to include the Imputed Interest in income (without regard to whether such Beneficiary is actually subject to tax thereon).

(ii) Net Tax Benefit. The “Net Tax Benefit” for a Taxable Year equals the amount of the excess, if any, of (x) 85% of the Cumulative Net Realized Tax Benefit Attributable to Beneficiary or Blocker Corporation Owner as of the end of such Taxable Year over (y) the aggregate amount of all Tax Benefit Payments previously made to such Beneficiary or Blocker Corporation Owner under this Section 3.1. For the avoidance of doubt, if the Cumulative Net Realized Tax Benefit as of the end of any Taxable Year is less than the aggregate amount of all Tax Benefit Payments previously made to a Beneficiary or Blocker Corporation Owner, such Beneficiary shall not be required to return any portion of any Tax Benefit Payment previously made by Parent to such Beneficiary or Blocker Corporation Owner.

(iii) Imputed Interest. The principles of Sections 1272, 1274, or 483 of the Code, as applicable, and the principles of any similar provision of U.S. state and local law, will apply to cause a portion of any Net Tax Benefit payable by Parent to a Beneficiary or Blocker Corporation Owner under this Agreement to be treated as imputed interest (“Imputed Interest”). For the avoidance of doubt, the deduction for the amount of Imputed Interest as determined with respect to any Net Tax Benefit payable by Parent to a Beneficiary or Blocker Corporation Owner shall be excluded in determining the Hypothetical Tax Liability of Parent for purposes of calculating Realized Tax Benefits and Realized Tax Detriments pursuant to this Agreement.

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(iv) Default Rate Interest. In the event that Parent does not make timely payment of all or any portion of a Tax Benefit Payment to a Beneficiary or Blocker Corporation Owner on or before a Final Payment Date as determined pursuant to Section 3.1(a), the amount of “Default Rate Interest” calculated in respect of the Net Tax Benefit (including previously accrued Imputed Interest and Extension Rate Interest) for a Taxable Year will equal interest calculated at the Default Rate from a Final Payment Date for a Tax Benefit Payment as determined pursuant to Section 3.1(a) until the date on which Parent makes such Tax Benefit Payment to such Beneficiary or Blocker Corporation Owner. For the avoidance of doubt, the amount of any Default Rate Interest as determined with respect to any Net Tax Benefit payable by Parent to a Beneficiary or Blocker Corporation Owner shall be excluded in the Hypothetical Tax Liability of Parent for purposes of calculating Realized Tax Benefits and Realized Tax Detriments pursuant to this Agreement.

(v) Value. Parent, the Beneficiaries and Blocker Corporation Owners hereby acknowledge and agree that, as of the date of this Agreement and as of the date of the Sale and any future Exchange that may be subject to this Agreement, the aggregate value of the Tax Benefit Payments cannot be reasonably ascertained for U.S. federal income or other applicable tax purposes.

(c) Interest. The provisions of Section 3.1(b) are intended to operate so that interest will effectively accrue in respect of the Net Tax Benefit for any Taxable Year as follows:

(i) first, at the applicable rate used to determine the amount of Imputed Interest under the Code (from the relevant Exchange Date until the due date (without extensions) for filing the U.S. federal income Tax Return of Parent for such Taxable Year);

(ii) second, at the Agreed Rate in respect of any Extension Rate Interest (from the due date (without extensions) for filing the U.S. federal income Tax Return of Parent for such Taxable Year until a Final Payment Date for a Tax Benefit Payment as determined pursuant to Section 3.1(a)); and

(iii) third, at the Default Rate in respect of any Default Rate Interest (from a Final Payment Date for a Tax Benefit Payment as determined pursuant to Section 3.1(a) until the date on which Parent makes the relevant Tax Benefit Payment to a Beneficiary or Blocker Corporation Owner).

(iv) For the avoidance of doubt, interest that accrues pursuant to Sections 3.1(c)(ii) and 3.1(c)(iii) hereof shall not be treated as interest for Tax purposes but shall instead be treated as additional consideration payable by the Company for the Company Common Units acquired in the Sale or an Exchange, or the assets acquired pursuant to the Blocker Merger, as the case may be, unless otherwise required by applicable law.

3.2 No Duplicative Payments. It is intended that the provisions of this Agreement will not result in the duplicative payment of any amount (including interest) that may be required under this Agreement, and the provisions of this Agreement shall be consistently interpreted and applied in accordance with that intent. For purposes of this Agreement, and also for the

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avoidance of doubt, no Tax Benefit Payment shall be calculated or made in respect of any estimated tax payments, including any estimated U.S. federal income tax payments.

3.3 Pro-Ration of Payments as Between the Beneficiaries and Blocker Corporation Owners; Coordination of Benefits.

(a) Insufficient Taxable Income. Notwithstanding anything in Section 3.1(b) to the contrary, if the aggregate potential Covered Tax benefit of Parent as calculated with respect to the Basis Adjustments, the Inherited Tax Attributes, and Imputed Interest (in each case, without regard to the Taxable Year of origination) permitted to be utilized in a particular Taxable Year is limited in such Taxable Year because Parent does not have sufficient actual taxable income or otherwise pursuant to applicable law, then the available Covered Tax benefit for Parent shall be allocated among the Beneficiaries or Blocker Corporation Owners, as the case may be, in proportion to the respective Tax Benefit Payment that would have been payable if Parent had in fact had sufficient taxable income so that there had been no such limitation.

(b) Pro-Rata Payments. After taking into account Section 3.3(a), if for any reason Parent does not fully satisfy its payment obligations to make all Tax Benefit Payments due under this Agreement in respect of a particular Taxable Year, then (i) Parent shall pay the same proportion of each Tax Benefit Payment due to each Beneficiary or Blocker Corporation Owner in respect of such Taxable Year, without favoring one obligation over the other, and (ii) no Tax Benefit Payment shall be made in respect of any Taxable Year until all Tax Benefit Payments in respect of prior Taxable Years have been made in full.

(c) Late Payments. If for any reason Parent is not able to timely and fully satisfy its payment obligations under this Agreement in respect of a particular Taxable Year, then Default Rate Interest will begin to accrue pursuant to Section 5.2.

(d) Excess Payments. To the extent Parent makes a payment to a Beneficiary or Blocker Corporation Owner in respect of a particular Taxable Year under Section 3.1(a) of this Agreement (taking into account Section 3.3(a) and (b), but excluding payments attributable to Accrued Amounts) in an amount in excess of the amount of such payment that should have been made to such Beneficiary or Blocker Corporation Owner in respect of such Taxable Year, then (i) such Beneficiary or Blocker Corporation Owner shall not receive further payments under Section 3.1(a) until such Beneficiary or Blocker Corporation Owner has foregone an amount of payments equal to such excess and (ii) Parent will pay the amount of such Beneficiary’s or Blocker Corporation Owner’s foregone payments to the other Persons to whom a payment is due under this Agreement in a manner such that each such Person to whom a payment is due under this Agreement, to the maximum extent possible, receives aggregate payments under Section 3.1(a) (taking into account Section 3.3(a) and (b), but excluding payments attributable to Accrued Amounts) in the amount it would have received if there had been no excess payment to such Beneficiary or Blocker Corporation Owner.

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ARTICLE IV
TERMINATION

4.1 Termination. Unless terminated earlier pursuant to Section 4.2, this Agreement will terminate when there is no further potential for a Tax Benefit Payment pursuant to this Agreement. Tax Benefit Payments under this Agreement are not conditioned on any Beneficiary or Blocker Corporation Owner retaining an interest in Parent, the Company, or any successor thereto.

4.2 Early Termination.

(a) Parent’s Early Termination Right. With the written approval of a majority of the Independent Directors, Parent may completely terminate this Agreement, as and to the extent provided herein, with respect to all amounts payable to the Beneficiaries or Blocker Corporation Owners pursuant to this Agreement by paying to the Beneficiaries or Blocker Corporation Owners the Early Termination Payment; provided that Early Termination Payments may be made pursuant to this Section 4.2(a) only if made to all Beneficiaries or Blocker Corporation Owners that are entitled to such a payment simultaneously; provided further, that Parent may withdraw any notice to execute its termination rights under this Section 4.2(a) prior to the time at which any Early Termination Payment has been paid. Upon Parent’s payment of the Early Termination Payment, Parent shall not have any further payment obligations under this Agreement, other than with respect to any: (i) prior Tax Benefit Payments that are due and payable under this Agreement but that still remain unpaid as of the date of the Early Termination Notice; and (ii) current Tax Benefit Payment due for the Taxable Year ending on or including the date of the Early Termination Notice (except to the extent that the amount described in clause (ii) is included in the calculation of the Early Termination Payment). If an Exchange subsequently occurs with respect to Company Common Units for which Parent has exercised its termination rights under this Section 4.2(a), Parent shall have no obligations under this Agreement with respect to such Exchange.

(b) Acceleration Upon Change of Control. In the event of a Change of Control, all obligations hereunder shall be accelerated and such obligations shall be calculated pursuant to this Article IV as if an Early Termination Notice had been delivered on the closing date of the Change of Control and utilizing the Valuation Assumptions by substituting the phrase “the closing date of a Change of Control” in each place where the phrase “Early Termination Effective Date” appears. Such obligations shall include, but not be limited to, (1) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the closing date of the Change of Control, (2) any Tax Benefit Payments agreed to by Parent and the Beneficiaries or Blocker Corporation Owners as due and payable but unpaid as of the Early Termination Notice and (3) any Tax Benefit Payments due for any Taxable Year ending prior to, with or including the closing date of a Change of Control (except to the extent that any amounts described in clauses (2) or (3) are included in the Early Termination Payment). For the avoidance of doubt, Sections 4.3 and 4.4 shall apply to a Change of Control, mutadis mutandi.

(c) Acceleration Upon Breach of Agreement. In the event that Parent materially breaches any of its material obligations under this Agreement, whether as a result of failure to make any material payment due pursuant to this Agreement within three months of receiving written notice from the Beneficiary Representative or Blocker Corporation Owners of Parent’s such failure to timely pay, failure to honor any other material obligation required

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hereunder to the extent not cured within thirty (30) days of receiving written notice from any Beneficiary or Blocker Corporation Owner that is materially prejudiced by such failure, or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise, then all obligations hereunder shall be accelerated and become immediately due and payable upon notice of acceleration from a 10% Beneficiary or as a result of a Two-Thirds Beneficiary and Blocker Approval (provided that in the case of any proceeding under the Bankruptcy Code or other insolvency statute, such acceleration shall be automatic without any such notice), and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such notice of acceleration (or, in the case of any proceeding under the Bankruptcy Code or other insolvency statute, on the date of such breach) and shall include, but not be limited to: (i) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of such acceleration; (ii) any prior Tax Benefit Payments that are due and payable under this Agreement but that still remain unpaid as of the date of such acceleration; and (iii) any current Tax Benefit Payment due for the Taxable Year ending with or including the date of such acceleration. For purposes of this Section 4.2(c), and subject to the following sentence, the Parties agree that the failure to make any material payment due pursuant to this Agreement within three months of receiving written notice from the Beneficiary Representative or Blocker Corporation Owner of Parent’s such failure to timely pay shall be deemed to be a material breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a material breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three months of receiving such written notice. Notwithstanding anything in this Agreement to the contrary, it shall not be a material breach of a material obligation of this Agreement if Parent fails to make any Tax Benefit Payment to the extent that Parent has insufficient funds, or cannot take commercially reasonable actions to obtain sufficient funds, to make such payment; provided that the interest provisions of Section 5.2 shall apply to such late payment (unless Parent does not have sufficient funds to make such payment as a result of limitations imposed by any Senior Obligations, in which case Section 5.2 shall apply, but the Default Rate shall be replaced by the Agreed Rate).

4.3 Early Termination Notice. If Parent chooses to exercise its right of early termination under Section 4.2 above, Parent shall deliver to the Beneficiaries and the Blocker Corporation Owners a notice of Parent’s decision to exercise such right (an “Early Termination Notice”) and a schedule (the “Early Termination Schedule”) showing in reasonable detail the calculation of the Early Termination Payment. Parent shall also (x) deliver supporting schedules and work papers, as determined by Parent or as reasonably requested by a Beneficiary or Blocker Corporation Owner, that provide a reasonable level of detail regarding the data and calculations that were relevant for purposes of preparing the Early Termination Schedule; (y) deliver a Parent Letter supporting such Early Termination Schedule; and (z) allow the Beneficiaries or Blocker Corporation Owners and their advisors to have reasonable access to the appropriate representatives, as determined by Parent or as reasonably requested by the Beneficiaries or Blocker Corporation Owner, at Parent and the Advisory Firm in connection with a review of such Early Termination Schedule. The Early Termination Schedule shall become final and binding on each Party forty-five (45) calendar days from the first date on which the Beneficiaries or Blocker Corporation Owners received such Early Termination Schedule unless:

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(i) a Beneficiary or Blocker Corporation Owner, within forty-five (45) calendar days after receiving the Early Termination Schedule, provides Parent with (A) notice of a material objection to such Early Termination Schedule made in good faith and setting forth in reasonable detail such Beneficiary’s or Blocker Corporation Owner’s material objection (a “Termination Objection Notice”) and (B) a letter from a Beneficiary Advisory Firm or Blocker Owner Advisory Firm, as applicable, in support of such Termination Objection Notice; or

(ii) each Beneficiary or Blocker Corporation Owner provides a written waiver of such right of a Termination Objection Notice within the period described in clause (i) above, in which case such Early Termination Schedule becomes binding on the date the waiver from all Beneficiaries or Blocker Corporation Owners is received by Parent.

In the event that a Beneficiary or Blocker Corporation Owner timely delivers a Termination Objection Notice pursuant to clause (i) above, and if the Parties, for any reason, are unable to successfully resolve the issues raised in the Termination Objection Notice within thirty (30) calendar days after receipt by Parent of the Termination Objection Notice, Parent and such Beneficiary or Blocker Corporation Owner shall employ the Reconciliation Procedures. For the avoidance of doubt, and notwithstanding anything to the contrary herein, the expense of preparing and obtaining the letter from a Beneficiary Advisory Firm or Blocker Owner Advisory Firm referenced in clause (i) above shall be borne solely by such Beneficiary or Blocker Corporation Owner and Parent shall have no liability with respect to such letter or any of the expenses associated with its preparation and delivery. The date on which the Early Termination Schedule becomes final in accordance with this Section 4.3 shall be the “Early Termination Reference Date.”

4.4 Payment upon Early Termination.

(a) Timing of Payment. Within five (5) Business Days after the Early Termination Reference Date, Parent shall pay to each Beneficiary or Blocker Corporation Owner an amount equal to the Early Termination Payment for such Beneficiary or Blocker Corporation Owner. Such Early Termination Payment shall be made by Parent by wire transfer of immediately available funds to a bank account or accounts designated by the Beneficiaries or Blocker Corporation Owners or as otherwise agreed by Parent and the Beneficiaries or Blocker Corporation Owners.

(b) Amount of Payment. The “Early Termination Payment” payable to a Beneficiary or Blocker Corporation Owner pursuant to Section 4.4(a) shall equal the present value, discounted at the Early Termination Rate as determined as of the Early Termination Reference Date, of all Tax Benefit Payments that would be required to be paid by Parent to such Beneficiary or Blocker Corporation Owner, whether payable with respect to Company Common Units that were Sold or Exchanged prior to the Early Termination Effective Date or on or after the Early Termination Effective Date, beginning from the Early Termination Effective Date and using the Valuation Assumptions. For the avoidance of doubt, an Early Termination Payment shall be made to each Beneficiary, regardless of whether such Beneficiary has Sold or Exchanged all of its Company Common Units as of the Early Termination Effective Date.

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ARTICLE V
SUBORDINATION AND BREACH OF PAYMENT OBLIGATIONS

5.1 Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment or Early Termination Payment required to be made by Parent to the Beneficiaries or the Blocker Corporation Owners under this Agreement shall rank subordinate and junior in right of payment to any principal, interest, or other amounts due and payable in respect of any obligations owed in respect of secured or unsecured indebtedness for borrowed money of Parent and its Subsidiaries (in all events, excluding any debt instruments between Parent and any of its Subsidiaries or Affiliates) (“Senior Obligations”) and shall rank pari passu in right of payment with all current or future unsecured obligations of Parent that are not Senior Obligations. To the extent that any payment under this Agreement is not permitted to be made at the time payment is due as a result of this Section 5.1 and the terms of the agreements governing Senior Obligations, such payment obligation nevertheless shall accrue for the benefit of the Beneficiaries or the Blocker Corporation Owners and Parent shall make such payments at the first opportunity that such payments are permitted to be made in accordance with the terms of the Senior Obligations. For the avoidance of doubt, notwithstanding the above, the determination of whether it is a breach of this Agreement if Parent fails to make any Tax Benefit Payment when due shall be governed by Section 4.2(c).

5.2 Late Payments by Parent. Except as otherwise provided herein, the amount of all or any portion of any Tax Benefit Payment or Early Termination Payment not made to the Beneficiaries or Blocker Corporation Owners when due under the terms of this Agreement, whether as a result of Section 5.1 and the terms of the Senior Obligations or otherwise, shall be payable together with Default Rate Interest, which shall accrue beginning on a Final Payment Date and be computed as provided in Section 3.1(b)(iv).

5.3 Right of Setoff. Notwithstanding any other provision of this Agreement, if a Beneficiary or a Blocker Corporation Owner owes any amounts to Parent, Parent may, without advance notice to or demand on such Beneficiary or Blocker Corporation Owner set-off or apply any such amounts against the Tax Benefit Payments otherwise payable to such Beneficiary or Blocker Corporation Owner under this Agreement.

ARTICLE VI
TAX MATTERS; CONSISTENCY; COOPERATION

6.1 Parent’s and the Company’s Tax Matters. Except as otherwise provided herein, Parent shall have full responsibility for, and sole discretion over, all Tax matters concerning Parent and the Company Group, including the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes, subject to a requirement that the Parent act in good faith in connection with its control of any matter which is reasonably expected to materially affect the Beneficiaries’ rights and obligations under this Agreement. Notwithstanding the foregoing, Parent shall notify the Beneficiary Representative, the Significant Beneficiaries and Blocker Corporation Owners of, and keep them reasonably informed with respect to, the portion of any tax audit of Parent or the Company, or any of the Company’s Subsidiaries, the outcome of which is reasonably expected to affect the Tax Benefit Payments payable to the Beneficiaries or Blocker Corporation Owners under this Agreement.

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6.2 Consistency. All calculations and determinations made hereunder, including any Basis Adjustments, the Schedules, and the determination of any Realized Tax Benefits or Realized Tax Detriments, shall be made in accordance with the elections, methodologies or positions taken by Parent and the Company on their respective Tax Returns. Each Beneficiary and Blocker Corporation Owner shall prepare its Tax Returns in a manner that is consistent with the terms of this Agreement, and any related calculations or determinations that are made hereunder, including the terms of Section 2.1 of this Agreement and the Schedules provided to the Beneficiaries and Blocker Corporation Owners under this Agreement unless otherwise required by applicable Law. In the event that an Advisory Firm is replaced with another Advisory Firm acceptable to the Audit Committee, such replacement Advisory Firm shall perform its services under this Agreement using procedures and methodologies consistent with the previous Advisory Firm, unless otherwise required by law or unless Parent, the Beneficiary Representative, the Significant Beneficiaries and Blocker Corporation Owners agree to the use of other procedures and methodologies.

6.3 Cooperation. Each Beneficiary and Blocker Corporation Owner shall (a) furnish to Parent in a timely manner such information, documents and other materials as Parent may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to Parent and its representatives to provide explanations of documents and materials and such other information as Parent or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and Parent shall reimburse any Beneficiary or Blocker Corporation Owner for any reasonable third-party costs and expenses incurred by such Beneficiary or Blocker Corporation Owner pursuant to this Section 6.3.

6.4 Pre-Transactions Tax Records. Parent and its advisors may rely on all Tax Returns of the Company that were prepared and filed prior to completion of the Reorganization Transactions and may assume in good faith that all such Tax Returns are correct, complete and accurate unless otherwise established by a Determination.

6.5 Tax Treatment of Beneficiary Rights. The Parties acknowledge and hereby agree to treat for all tax reporting purposes any payments made to a Beneficiary under this Agreement: (i) such payments arising from the Sale, as money received within the meaning of Section 351(b)(1) of the Code, and (ii) such payments arising from an Exchange, as money received within the meaning of Section 1001(b) of the Code for the applicable Company Common Units exchanged by such Beneficiary in such Exchange, in each case, except with respect to Imputed Interest. The Parties shall for all tax reporting purposes treat such payments consistently with this Section 6.5 except upon a contrary final determination by an applicable taxing authority.

6.6 Tax Treatment of Blocker Corporation Owners Rights. The Parties acknowledge and hereby agree to treat for U.S. federal income tax purposes any payments made to a Blocker Corporation Owner under this Agreement as additional consideration described as “other property” within the meaning of Section 356 of the Code pursuant to the applicable Blocker Merger, except with respect to Imputed Interest. The Parties shall for all tax reporting purposes

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treat such payments consistently with this Section 6.6 except upon a contrary final determination by an applicable taxing authority.

ARTICLE VII
MISCELLANEOUS

7.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (a) if delivered personally, on the date of delivery or (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to Parent, to:

GreenSky, Inc.

5565 Glenridge Connector, Suite 700

Glenridge Highlands 2

Atlanta, GA 30342

Attention: Chief Legal Officer

Fax: (878) 839-1263

Email: steve.fox@greenskycredit.com

with a required copy (which shall not constitute notice) to:

Troutman Sanders LLP

600 Peachtree Street, Suite 3000

Atlanta, GA 30308

Attention: W. Brinkley Dickerson Jr.

Fax: (404) 962-6743

Email: brink.dickerson@troutman.com

if to the Company, to:

GreenSky Holdings, LLC

5565 Glenridge Connector, Suite 700

Glenridge Highlands 2

Atlanta, GA 30342

Attention: Chief Legal Officer

Fax: (878) 839-1263

Email: steve.fox@greenskycredit.com

with a required copy (which shall not constitute notice) to:

Troutman Sanders LLP

600 Peachtree Street, Suite 3000

Atlanta, GA 30308

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Attention: W. Brinkley Dickerson Jr.

Fax: (404) 962-6743

Email: brink.dickerson@troutman.com

if to a Beneficiary or Blocker Corporation Owner, to the address and facsimile number set forth in the Company’s records, with a copy to the Beneficiary Representative (in the case of a Beneficiary). Any party may change its address by giving the other party written notice of its new address in the manner set forth above.

7.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission or electronic mail shall be as effective as delivery of a manually signed counterpart of this Agreement.

7.3 Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

7.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware, without regard to the conflicts of laws principles thereof that would mandate the application of the laws of another jurisdiction.

7.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

7.6 Successors; Assignment; Amendments; Waivers.

(a) Assignment. No Beneficiary or Blocker Corporation Owner may assign, sell, pledge, or otherwise alienate or transfer any interest in this Agreement, including the right to receive any Tax Benefit Payments under this Agreement, to any Person without (i) the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned, or delayed, and which consent shall only be withheld if Parent determines and notifies such Beneficiary or Blocker Corporation Owner that, upon consultation with counsel, such transfer would (x) be prohibited by law, (y) result in a breach of any material agreement of Parent that is

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not entered into to frustrate the assignability of any interest in this Agreement, or (z) cause an unreasonable non-tax regulatory burden on Parent, and (ii) without such Person executing and delivering a Joinder agreeing to succeed to the applicable portion of such Beneficiary’s or Blocker Corporation Owner’s interest in this Agreement and to become a Party for all purposes of this Agreement (the “Joinder Requirement”); provided, however, that to the extent any Beneficiary sells, exchanges, distributes, or otherwise transfers Company Common Units to any Person (other than Parent or the Company) in accordance with the terms of the Exchange Agreement and/or Company LLC Agreement, the Beneficiaries shall have the option to assign to the transferee of such Company Common Units its rights under this Agreement with respect to such transferred Company Common Units; provided, further, that such transferee has satisfied the Joinder Requirement. For the avoidance of doubt, if a Beneficiary transfers Company Common Units in accordance with the terms of the Exchange Agreement and/or Company LLC Agreement but does not assign to the transferee of such Company Common Units its rights under this Agreement with respect to such transferred Company Common Units, such Beneficiary shall continue to be entitled to receive the Tax Benefit Payments arising in respect of a subsequent Exchange of such Company Common Units and such transferee may not enforce the provisions of Sections 2.6, 4.2, 6.1, and 6.2 herein. Notwithstanding any other provision of this Agreement, an assignee of only rights to receive a Tax Benefit Payment in connection with the Sale or an Exchange has no rights under this Agreement other than to enforce it right to receive a Tax Benefit Payment pursuant to this Agreement.

(b) Amendments. No provision of this Agreement may be amended unless such amendment is approved in writing by Parent and by the Beneficiaries or Blocker Corporation Owner who would be entitled to receive at least two-thirds of the Early Termination Payments payable to all Beneficiaries or Blocker Corporation Owners hereunder if the Company had exercised its right of early termination under Section 4.2 on the date of the most recent Exchange prior to such Amendment (excluding, for purposes of this sentence, all payments made to any Beneficiary or Blocker Corporation Owner pursuant to this Agreement since the date of such most recent Exchange); provided that no such amendment shall be effective if such amendment will have a materially disproportionate effect on the payments certain Beneficiaries or Blocker Corporation Owners may receive under this Agreement unless at least two-thirds of such Beneficiaries or Blocker Corporation Owners materially disproportionately effected (with such two-thirds threshold being measured by the entitlement to Early Termination Payments as set forth in the preceding portion of this sentence) consent in writing to such amendment. No provision of this Agreement may be waived unless such waiver is in writing and signed by the Party against whom the waiver is to be effective.

(c) Successors. All of the terms and provisions of this Agreement shall be binding upon, and shall inure to the benefit of and be enforceable by, the Parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. Parent shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Parent, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Parent would be required to perform if no such succession had taken place.

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(d) Waiver. No failure by any Party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement, or to exercise any right or remedy consequent upon a breach thereof, shall constitute a waiver of any such breach or any other covenant, duty, agreement, or condition.

7.7 Titles and Subtitles. The headings and titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

7.8 Resolution of Disputes.

(a) Except for Reconciliation Disputes subject to Section 7.10, any and all disputes which cannot be settled after substantial good-faith negotiation, including any ancillary claims of any Party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) (each a “Dispute”) shall be finally resolved by arbitration in accordance with the International Institute for Conflict Prevention and Resolution Rules for Non-Administered Arbitration by a panel of three arbitrators (the “Arbitrators”), of which Parent shall designate one Arbitrator and the Beneficiaries or Blocker Corporation Owners party to such Dispute shall designate one Arbitrator in accordance with the “screened” appointment procedure provided in Resolution Rule 5.4. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq., and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of the arbitration shall be Wilmington, Delaware. The Arbitrators are not empowered to award damages in excess of compensatory damages, and each Party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any Dispute.

(b) Notwithstanding the provisions of paragraph (a), any Party may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling another Party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this paragraph (b), each Party (i) expressly consents to the application of paragraph (c) of this Section 7.8 to any such action or proceeding, and (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate. For the avoidance of doubt, this Section 7.8 shall not apply to Reconciliation Disputes to be settled in accordance with the procedures set forth in Section 7.10.

(c) Each Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Chancery Court of the State of Delaware or, if such Court declines jurisdiction, the courts of the State of Delaware sitting in Wilmington, Delaware, and of the U.S. District Court for the District of Delaware sitting in Wilmington, Delaware, and any appellate court from any thereof, in any action or proceeding brought in accordance with the provisions of Section 7.8(b) or any judicial proceeding ancillary to an arbitration or contemplated arbitration (including any proceeding to compel arbitration to obtain temporary or preliminary judicial relief in aid of arbitration or to confirm an arbitration award) arising out of or relating to this Agreement or for recognition or enforcement of any judgment, and each of the Parties hereto irrevocably and unconditionally agrees that all claims in respect of

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any such action or proceeding may be heard and determined in such Delaware State court or, to the fullest extent permitted by applicable law, in such U.S. District Court. Each Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(d) Each Party irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in Section 7.8(c). Each Party irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such suit, action or proceeding in any such court.

(e) Each Party irrevocably consents to service of process by means of notice in the manner provided for in Section 7.1. Nothing in this Agreement shall affect the right of any Party to serve process in any other manner permitted by law.

(f) WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

7.9 Removal or Replacement of Beneficiary Representative. The Beneficiary Representative shall not be removed or replaced without the written consent of Parent and the Two-Thirds Beneficiary and Blocker Approval.

7.10 Reconciliation. In the event that Parent and the Beneficiary Representative, a Significant Beneficiary, or a Blocker Corporation Owner are unable to resolve a disagreement with respect to a Basis Schedule, Tax Benefit Schedule, Inherited Tax Attribute Schedule (as applicable), or with respect to an Early Termination Schedule, within the relevant time period designated in this Agreement (a “Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both Parties. The Expert shall be a partner or principal in a nationally recognized accounting firm, and unless Parent and the Beneficiary Representative, such Significant Beneficiary, or such Blocker Corporation Owner agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with Parent or the Beneficiary Representative, such Significant Beneficiary, or such Blocker Corporation Owner or other actual or potential conflict of interest. If the Parties are unable to agree on an Expert within fifteen (15) calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the selection of an Expert shall be treated as a Dispute subject to Section 7.8 and an arbitration panel shall pick an Expert from a nationally recognized accounting firm that does not have any material relationship with Parent or the Beneficiary Representative, such Significant Beneficiary, or such Blocker Corporation Owner or other actual or potential conflict of interest. The Expert shall resolve any matter relating to the Basis Schedule or an amendment thereto, the Inherited Tax Attribute Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within thirty (30) calendar

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days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by Parent, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by Parent except as provided in the next sentence. Parent, such Significant Beneficiary, or such Blocker Corporation Owner shall bear its own costs and expenses of such proceeding, unless (i) the Expert adopts such Significant Beneficiary’s, or such Blocker Corporation Owner’s position, in which case Parent shall reimburse the Significant Beneficiary or Blocker Corporation Owner, as the case may be, for any reasonable and documented out-of-pocket costs and expenses in such proceeding, or (ii) the Expert adopts Parent’s position, in which case the Significant Beneficiary or Blocker Corporation Owner, as the case may be, shall reimburse Parent for any reasonable and documented out-of-pocket costs and expenses in such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.10 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.10 shall be binding on Parent, the Beneficiaries, and Blocker Corporation Owners and may be entered and enforced in any court having competent jurisdiction.

7.11 Withholding. Parent shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as Parent is required to deduct and withhold with respect to the making of such payment under any provision of U.S. federal, state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Beneficiary or Blocker Corporation Owner. Each Beneficiary or Blocker Corporation Owner shall promptly provide Parent with any applicable tax forms and certifications reasonably requested by Parent in connection with determining whether any such deductions and withholdings are required under any provision of U.S. federal state, local or foreign tax law.

7.12 Admission of Parent into a Consolidated Group; Transfers of Corporate Assets.

(a) If Parent becomes a member of an affiliated or consolidated group of corporations that files a consolidated income tax return pursuant to Sections 1501, et seq. or other applicable Sections of the Code or any corresponding provisions of state, local or foreign law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.

(b) If Parent (or any other entity that is obligated to make a Tax Benefit Payment or Early Termination Payment hereunder) or any member of the Company Group transfers (or is deemed to transfer) one or more assets to a corporation with which Parent or any

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other entity that is obligated to make a Tax Benefit Payment or Early Termination Payment hereunder does not file a consolidated tax return pursuant to Section 1501 of the Code (or will not file such a return following a series of transactions undertaken in connection with such transfer(s)), such entity, for purposes of calculating the amount of any Tax Benefit Payment or Early Termination Payment due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such transfer. The consideration deemed to be received by such entity shall be equal to the net fair market value of the transferred asset as determined by Parent, plus (i) the amount of debt to which such asset is subject, in the case of a transfer of an encumbered asset, or (ii) the amount of debt allocated to such asset, in the case of a transfer of a partnership interest.

7.13 Confidentiality. Each Beneficiary and its assignees and each Blocker Corporation Owner and each of its assignees acknowledges and agrees that the information of Parent is confidential and, except in the course of performing any duties as necessary for Parent and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, such Person shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters, acquired pursuant to this Agreement, of Parent and its Affiliates and successors, learned by any Beneficiary or Blocker Corporation Owner heretofore or hereafter. This Section 7.13 shall not apply to (i) any information that has been made publicly available by Parent or any of its Affiliates, becomes public knowledge (except as a result of an act of any Beneficiary or Blocker Corporation Owner in violation of this Agreement) or is generally known to the business community, (ii) the disclosure of information to the extent necessary for a Beneficiary or Blocker Corporation Owner to prosecute or defend claims arising under or relating to this Agreement, and (iii) the disclosure of information to the extent necessary for a Beneficiary or Blocker Corporation Owner to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such Tax Returns. Notwithstanding anything to the contrary herein, the Beneficiaries the Blocker Corporation Owners and each of their respective assignees (and each employee, representative or other agent of the Beneficiaries and Blocker Corporation Owners or their assignees, as applicable) may disclose at their discretion to any and all Persons, without limitation of any kind, the tax treatment and tax structure of Parent, the Beneficiaries and Blocker Corporation Owners and any of their transactions, and all materials of any kind (including tax opinions or other tax analyses) that are provided to the Beneficiaries or Blocker Corporation Owners relating to such tax treatment and tax structure. If a Beneficiary, Blocker Corporation Owner or an assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.13, Parent shall have the right and remedy to have the provisions of this Section 7.13 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Parent or any of its Subsidiaries and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

7.14 Company LLC Agreement. To the extent this Agreement imposes obligations on the Company or a member of the Company, this Agreement shall be treated as part of the Company LLC Agreement as described in section 761(c) of the Code and sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations.

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7.15 Independent Nature of Beneficiaries’ Rights and Obligations. The rights and obligations of each Beneficiary and Blocker Corporation Owner hereunder are several and not joint with the rights and obligations of any other Person. A Beneficiary or Blocker Corporation Owner shall not be responsible in any way for the performance of the obligations of any other Person hereunder, nor shall a Beneficiary or Blocker Corporation Owner have the right to enforce the rights or obligations of any other Person hereunder (other than Parent). The obligations of a Beneficiary or Blocker Corporation Owner hereunder are solely for the benefit of, and shall be enforceable solely by, Parent. Nothing contained herein or in any other agreement or document delivered at any closing, and no action taken by any Beneficiary or Blocker Corporation Owner pursuant hereto or thereto, shall be deemed to constitute the Beneficiaries or Blocker Corporation Owners acting as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Beneficiaries or Blocker Corporation Owners are in any way acting in concert or as a group with respect to such rights or obligations or the transactions contemplated hereby, and Parent acknowledges that the Beneficiaries or Blocker Corporation Owners are not acting in concert or as a group and will not assert any such claim with respect to such rights or obligations or the transactions contemplated hereby.

7.16 Change in Law. Notwithstanding anything herein to the contrary, if, in connection with an actual or proposed change in law, a Beneficiary or a Blocker Corporation Owner reasonably believes that the existence of this Agreement could cause income (other than income arising from receipt of a payment under this Agreement) recognized by such Beneficiary or Blocker Corporation Owner (or direct or indirect equity holders in such Beneficiary or Blocker Corporation Owner) in connection with the Sale or any Exchange or the Blocker Merger to be treated as ordinary income rather than capital gain (or otherwise taxed at ordinary income rates) for U.S. federal income tax purposes or would have other material adverse tax consequences to such Beneficiary, Blocker Corporation Owner or any direct or indirect owner of such Beneficiary or Blocker Corporation Owner, then at the written election of such Beneficiary or Blocker Corporation Owner, as the case may be, in its sole discretion (in an instrument signed by such Beneficiary or Blocker Corporation Owner and delivered to Parent) and to the extent specified therein by such Beneficiary or Blocker Corporation Owner, as the case may be, this Agreement shall cease to have further effect and shall not apply to an Exchange occurring after a date specified by such Beneficiary, or may be amended by in a manner reasonably determined by such Beneficiary or Blocker Corporation Owner; provided that such amendment shall not result in an increase in any payments owed by Parent under this Agreement at any time as compared to the amounts and times of payments that would have been due in the absence of such amendment.

7.17 Interest Rate Limitation. Notwithstanding anything to the contrary contained herein, the interest paid or agreed to be paid hereunder with respect to amounts due to any Beneficiary or Blocker Corporation Owner hereunder shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Beneficiary or Blocker Corporation Owner shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the Tax Benefit Payment or Early Termination Payment, as applicable (but in each case exclusive of any component thereof comprising interest) or, if it

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exceeds such unpaid non-interest amount, refunded to Parent. In determining whether the interest contracted for, charged, or received by any Beneficiary or Blocker Corporation Owner exceeds the Maximum Rate, such Beneficiary or Blocker Corporation Owner may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the payment obligations owed by Parent to such Beneficiary or Blocker Corporation Owner hereunder. Notwithstanding the foregoing, it is the intention of the Parties to conform strictly to any applicable usury laws.

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IN WITNESS WHEREOF, Parent, the Company and the other Persons party hereto have duly executed this Agreement as of the date first written above.

GREENSKY, INC.

By:	/s/ David Zalik
Name: David Zalik
Title: Chief Executive Officer

GREENSKY HOLDINGS, LLC

By:	/s/ David Zalik
Name: David Zalik
Title: Chief Executive Officer

GREENSKY, LLC

By:	/s/ David Zalik
Name: David Zalik
Title: Chief Executive Officer
38

EXHIBIT B
JOINDER TO TAX RECEIVABLE AGREEMENT

This JOINDER (this “Joinder”) to the Tax Receivable Agreement, by and among GreenSky, Inc., a Delaware corporation (“Parent”), GreenSky Holdings, LLC, a Georgia limited liability company, (the “Company”), GreenSky, LLC, a Georgia limited liability company (“GSLLC”), and ___________________ (“Additional Signatory”), is dated as of ________ __, 20__.

WHEREAS, reference is hereby made to the Tax Receivable Agreement, dated as of May 23, 2018, by and among Parent, the Company and the other parties thereto, as such agreement may be amended and/or restated from time to time (the “Tax Receivable Agreement”). Capitalized terms used in this Joinder and not otherwise defined in this Joinder shall have the respective meanings given to such capitalized terms in the Tax Receivable Agreement; and

[WHEREAS, on __________________, Additional Signatory acquired (the “Acquisition”) [____] Company Common Units (collectively, “Applicable Units”) and the corresponding number of shares of Parent’s Class B Common Stock from [________________ (“Transferor”)], and Transferor, in connection with the Acquisition, has required Additional Signatory to execute and deliver this Joinder pursuant to Section 7.6(a) of the Tax Receivable Agreement.]

[WHEREAS, on __________________, Additional Signatory acquired (the “Acquisition”) from [________________ (“Transferor”)], the right to receive all payments under the Tax Receivable Agreement with respect to the [____] Company Common Units that were previously Sold or Exchanged (collectively, “Applicable Units”), and in connection with the Acquisition, Additional Signatory (i) is required to execute and deliver this Joinder pursuant to Section 7.6(a) of the Tax Receivable Agreement and (ii) will, for purposes of the Tax Receivable Agreement, be deemed to be an “Exchanging TRA Member” with respect to such Applicable Units.]

NOW, THEREFORE, in consideration of the foregoing and the agreements contained herein, Additional Signatory hereby agrees as follows:

Section 1.1. Joinder to Tax Receivable Agreement. Additional Signatory hereby (i) acknowledges that Additional Signatory has received and reviewed a complete copy of the Tax Receivable Agreement and (ii) agrees that upon execution of this Joinder, Additional Signatory (A) will become a party to the Tax Receivable Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Tax Receivable Agreement in the manner set forth in the Tax Receivable Agreement, with respect to the Applicable Units and (B) will be a “TRA Member” for all purposes of the Tax Receivable Agreement.

Section 1.2. Company LLC Agreement. Additional Signatory hereby (i) acknowledges that Additional Signatory has received and reviewed a complete copy of the Company LLC Agreement and (ii) agrees that Additional Signatory either is, or as a result of the execution and delivery of this Joinder has become, a party to the Company LLC Agreement and, as a result thereof, is fully bound by, and subject to, all of the covenants, terms and conditions of the

B-1

Company LLC Agreement and shall is a Limited Partner (as such term is defined in the Company LLC Agreement for all purposes of the Company LLC Agreement. [NOTE: THIS SECTION 1.2 ONLY TO BE INCLUDED IF THE ADDITIONAL SIGNATORY ALSO OWNS/IS ACQUIRING COMPANY COMMON UNITS]

Section 1.3. Counterparts; Headings. This Joinder may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement. The descriptive headings of this Joinder are inserted for convenience only and do not constitute a part of this Joinder.

Section 1.4. Governing Law. THIS JOINDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF.

[NOTE: IF REQUESTED BY PARENT, THE JOINDER AS COMPLETED BY AN ADDITIONAL SIGNATORY WILL ALSO INCLUDE A SECTION 1.5 IN WHICH SUCH ADDITIONAL SIGNATORY REPRESENTS TO PARENT SUCH ADDITIONAL SIGNATORY’S CONTACT INFORMATION AND WIRE INSTRUCTIONS, ALONG WITH A COVENANT BY SUCH ADDITIONAL SIGNATURE TO PROMPTLY PROVIDE PARENT WITH UPDATED CONTACT INFORMATION AND WIRE INSTRUCTIONS TO THE EXTENT SUCH INFORMATION CHANGES FROM TIME TO TIME.]

IN WITNESS WHEREOF, this Joinder to Tax Receivable Agreement has been duly executed and delivered by the parties hereto as of the date first above written.

GREENSKY, INC.

By:
Name:
Title:

GREENSKY HOLDINGS, LLC

By:
Name:
Title:

ADDITIONAL SIGNATORY

By:
Name:
Title:
B-2